Exhibit 99.1

Motorola Solutions Announces

Redemption of All $400 Million of Its Outstanding 6.0%

Senior Notes Due Nov. 15, 2017

SCHAUMBURG, Ill. —Aug. 12, 2014 — Motorola Solutions, Inc. (NYSE: MSI), today announced that it has issued a notice to redeem all of its $400 million outstanding 6.0% Senior Notes due Nov. 15, 2017 (CUSIP No. 620076AZ2) (“2017 Notes”).  In accordance with the terms of the indenture under which the 2017 Notes were issued, the 2017 Notes will be redeemed in full on Sept. 11, 2014 (the “Redemption Date”) at a redemption price based on the yield to maturity of the U.S. Treasury securities with a coupon of 4.25% due Nov. 15, 2017, plus a fixed spread of 30 basis points. The redemption price will be determined at 5 p.m., Eastern Daylight Time, on Sept. 8, 2014.  Payments will include accrued and unpaid interest on the principal amount of 2017 Notes to, but not including, the Redemption Date.

A notice of redemption is being delivered by The Bank of New York Mellon Trust Company, N.A., as trustee for the 2017 Notes, to all registered holders.  Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon Trust Company, N.A. by calling (800) 254-2826.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any 2017 Notes.

The Company intends to fund the redemption using a portion of the proceeds it expects to receive from the offering of its $1.4 billion aggregate principal amount of 3.500% Senior Notes due 2021, 4.000% Senior Notes due 2024 and 5.500% Senior Notes due 2044 that priced earlier today.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

Media Contacts:

Kurt Ebenhoch

Motorola Solutions

+1 847-576-1341

kurt.ebenhoch@motorolasolutions.com

Investor Contacts:

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

Chris Kutsor

Motorola Solutions

+1 847-576-4995

chris.kutsor@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2014 Motorola Solutions, Inc. All rights reserved.